EXHIBIT 10.1

LOAN AGREEMENT

THIS AGREEMENT, made as of April 27, 2022, by and between Clearfield, Inc., a Minnesota corporation (“Borrower”) and Bremer Bank, National Association, a national banking association ("Bank").

RECITALS:

WHEREAS, the Borrower has requested an extension of credit from the Bank; and

WHEREAS, the Bank is willing to agree to provide the requested credit to the Borrower on the terms and conditions provided herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.       Documents Delivered by Borrower. To induce the Bank to commit to make the requested loan and issue the Letter(s) of Credit, as hereinafter defined, and as a condition to any advance to the Borrower or the issuance of the Letter(s) of Credit, the Borrower shall, on or before the date hereof, unless otherwise noted below, deliver to Bank the following, all of which shall be in form and substance acceptable to the Bank, in the exercise of its sole discretion (the “Loan Documents”):

1.1       Note. The Borrower’s Revolving Credit Promissory Note dated of even date herewith in the amount of $40,000,000.00 payable to the Bank in the form of Exhibit A attached hereto ("Note").

1.2       Security Agreement. An Security Agreement and related financing statements executed by the Borrower in favor of the Bank to secure Borrower’s obligations hereunder, along with applicable grant of security interest forms and related UCC Financing Statements (“Security Agreement”).

1.3       Landlord’s Certificates and Consents. Landlord’s Certificates and Consents in form provided by the Bank and executed by the Borrower’s landlord for the premises leased by Borrower in Brooklyn Park, Minnesota.

1.4       Insurance Certificates. Certificates of insurance (ACORD Form 28) evidencing a policy or policies of insurance covering the Borrower’s operations and property as required by Section 4.2 of this Agreement, such policies to insure against all risks, name the Bank as loss payee on all property policies and an additional insured as to all liability policies. Such certificates shall also contain the insurer's obligation to provide the Bank with thirty (30) days prior written notice before any cancellation or termination to the coverages provided by such insurer are effective.

1.5       Certificate of Good Standing. A current Certificate of Good Standing for the Borrower issued by the office of the Minnesota Secretary of State.

1.6       Certificate of Authority. A Certificate of Authority for the Borrower in form acceptable to the Bank, along with copies of the Borrower’s incorporation documents.

1.7       Financial Statements. Current financial statements for the Borrower.

1.8       Opinion of Counsel. An opinion of Borrower's counsel in form acceptable to the Bank.

1.9       Searches. Complete and current UCC and State and Federal Tax Lien Searches on the Borrower in such offices and in such jurisdictions as the Bank may require.

1.10       Compliance Agreement. A Compliance Agreement in form provided by the Bank executed by the Borrower.

1.11       Beneficial Ownership Certification. A Beneficial Ownership Certification in form provided by the Bank and completed by the Borrower.

2.       Commitment of Bank.

2.1       Revolving Credit Loan. When the Borrower has submitted all documentation required by Section 1 hereof in form and substance acceptable to the Bank on or before the date specified for such delivery, and subject to the other terms and conditions hereof, the Bank shall lend to the Borrower and the Borrower may borrow from the Bank against the Note, and repay and reborrow regardless of the cumulative amount of advances against the Note, up to a maximum amount not to exceed an amount equal to $40,000,000.00 less the Letter of Credit Obligations, as hereinafter defined ("Maximum Available Borrowings").

2.2       Borrowing Procedure. The Bank will, at the Borrower’s request, make advances against the Note or issue any Letter(s) of Credit, on any banking business day upon telephonic notice from (i) any officer of the Borrower; or (ii) any person designated as the Borrower’s agent by any officer of the Borrower in a writing delivered to the Bank or through the Bank’s online banking system; or (iii) any person whom Bank reasonably believes to be an officer of the Borrower or such designated agent, of a request for advance to the Bank. Subject to all the other terms and conditions hereof, the Bank will promptly make the advance against the Note and deposit the proceeds in the Borrower’s account maintained at the Bank.

2.3       Interest and Payments. Interest and principal shall be payable as provided in the Note.

2.4       Fees.

(a)       Late Fees. If a payment is ten (10) days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment. The Borrower shall pay this late charge fee on demand, however, collection of the late charge fee shall not be deemed a waiver of the Bank’s right to declare an Event of Default, as hereinafter defined, and exercise its rights and remedies as provided for herein.

(b)       Unused Fee. Borrower agrees to pay a unused fee to Bank computed at the rate of .10% per annum computed on the average daily unused portion of the Note (that is, the face amount of the Note less the average principal balance outstanding on the Note less the Letter of Credit Obligations, as hereinafter defined). The unused fee shall be payable on the last day of March, June, September and December, with the first payment to be made on June 30, 2022.

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(c)       Letter of Credit Fees. On the date hereof and on each anniversary date of each of the Letters of Credit (as hereinafter defined) the Borrower shall pay to the Bank a nonrefundable Letter of Credit fee equal to one percent (1.0%) per annum of the amount available to be drawn under each of the Letters of Credit.

2.5       Maturity. All unpaid principal and all interest accrued on the Note shall be due and payable in full on April 27, 2025 (“Maturity Date”).

2.6       Conditions Precedent to All Advances and the Issuance of Letter(s) of Credit. The obligation of the Bank to make any advances against the Note or issue any Letter(s) of Credit shall be subject to the further conditions precedent that on the date of such advance or the issuance of any Letter(s) of Credit, the following statements shall be true (the receipt by the Borrower of the proceeds of such advance shall be deemed to constitute a representation or warranty by the Borrower that such statements are true):

(a)       The representations and warranties contained in Section 3 hereof are correct in all material respects on and as of the date of such advance as though made on or as of such date unless made as of an earlier date, in which case such representations and warranties shall be correct in all material respects as of such earlier date; and

(b)       No Event of Default, as hereinafter defined, has occurred and is continuing, or would result from such advance and no event has occurred which with the giving of notice or passage of time or both would mature into an Event of Default hereunder.

2.7       Computations. Interest on the Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Note is computed using this method.

2.8       Letter(s) of Credit.

(a)       So long as no Event of Default or event which with time or notice or both could become an Event of Default has occurred or is continuing hereunder, and subject to all other terms and conditions hereof, the Bank agrees to issue letters of credit for the account of the Borrower and for the benefit of parties acceptable to the Bank ("Letter(s) of Credit") provided the Bank shall have no obligation to issue any Letters of Credit at any time when, after giving effect to the requested Letter of Credit to be issued, (i) the Letter of Credit Obligations would exceed $5,000,000.00; or (ii) would cause the sum of the outstanding principal balance of the Note plus the Letter of Credit Obligations to exceed the Maximum Available Borrowings.

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(b)       The Borrower agrees to promptly reimburse the Bank for any and all draws on the Letter(s) of Credit. The Bank is irrevocably authorized, without notice to the Borrower, to make an automatic advance against the Note to reimburse the Bank for any draw on the Letter(s) of Credit.

(c)       For the purposes of this Loan Agreement, Borrower’s "Letter of Credit Obligations" at any date shall be the sum of (i) the aggregate amount available to be drawn on the Letter(s) of Credit on such date, plus (ii) the aggregate amount owed by the Borrower to the Bank on such date as a result of draws on the Letter(s) of Credit for which the Borrower have not reimbursed the Bank.

(d)       The Letter(s) of Credit shall be in form acceptable to the Bank. The Borrower agrees to execute such Letter(s) of Credit applications and other documents reasonably requested by the Bank in connection with such Letter(s) of Credit.

2.9       Effect of Change in Law. The Bank’s obligation to issue Letters of Credit shall terminate if future law or regulations prohibits the Bank from doing so. If, in the future, law or regulation limits the total amount of Letters of Credit that the Bank may have outstanding, the Bank’s obligation hereunder shall be terminated at its option. For the purposes of this section, the Bank’s obligations shall cease effective upon the date that written notice thereof is given to the Borrower pursuant hereto. If is understood and agreed that the cessation of the Bank’s obligation to issue Letters of Credit pursuant hereto shall not relieve the Borrower of its obligation to pay the fees provided for herein for the period through the termination date nor shall such cessation relieve the Bank of its obligation under the Letters of Credit outstanding hereunder at the time of termination.

2.10       Obligations Absolute. The payment of the Borrower under this Agreement to reimburse the Bank for draws under the Letter(s) of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Note under all circumstances, including, without limitation, the following circumstances:

(a)       any lack of validity or enforceability of the Letter(s) of Credit of any other agreement or instrument relating thereto (collectively, the "Related Documents");

(b)       any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(c)       the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any holder, beneficiary, or any transferee, of any Letter(s) of Credit (or any persons or entities for whom any such holder, beneficiary, or any such transferee may be acting) the Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents, or any unrelated transaction;

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(d)       any statement or any other document presented under any Letter(s) of Credit proved to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(e)       the termination of this Agreement, including any renewals thereof, or the maturity of the Note.

3.       Representations and Warranties. The Borrower represents and warrants that:

3.1       Organization, Qualification and Authorization. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota; has the power and authority to own its property and to carry on its business as now being conducted; and is duly qualified and licensed to do business, and is in good standing, in every jurisdiction in which the nature of the business in which it is engaged makes such qualification or licensing necessary, except for those jurisdictions where its failure to be qualified, licensed or in good standing would not have a material adverse effect on its business or property.

3.2       Validity of Obligations. The Borrower has full power, right and authority to execute and deliver this Loan Agreement and the Loan Documents to which the Borrower is a party, to obtain the credit herein provided for, and to perform and observe each and all of the matters and things provided for in the Loan Documents to which the Borrower is a party. The execution and delivery of the Loan Documents to which the Borrower is a party and the performance or observance of the terms thereof have been duly authorized by all necessary action and does not contravene or violate any provision of law or any charter or bylaw provision or any material covenant, indenture or agreement of or binding upon the Borrower, nor require the consent or approval of any governmental entity or agency thereof.

3.3       Title to Assets. The Borrower has good and marketable title to all of its material property and assets reflected in its balance sheet delivered to the Bank, subject to the encumbrances as therein detailed or disclosed on Exhibit B attached hereto.

3.4       Litigation. No actions, suits or proceedings are pending or, to the Borrower’s knowledge, threatened in writing, against or affecting it before any court, governmental or administrative body or agency which could reasonably be expected to result in any material adverse change in the operations, business property, assets or condition (financial or otherwise) of the Borrower, or which would question the validity of this Agreement or of any action taken or to be taken by the Borrower pursuant to or in connection with this Agreement.

3.5       Subsidiaries. As of the date of this Agreement, the Borrower has no subsidiaries [corporations in which the Borrower owns or controls, directly or indirectly, more than 50% of the voting stock of such corporation ("Subsidiaries")] except those listed on Exhibit B attached hereto.

4.       Affirmative Covenants. The Borrower covenants and agrees with Bank that so long as any amount remains unpaid on the Note, or the Bank has any obligation to advance against the Note or issue any Letter(s) of Credit, the Borrower will:

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4.1       Maintain Assets. Maintain and keep its assets, properties and equipment in good repair, working order and condition and from time to time (ordinary wear and tear excepted), and make or cause to be made all renewals, replacements and repairs necessary, in Borrower’s reasonable discretion, so that at all times the Borrower’s business can be operated efficiently.

4.2       Insurance. Insure and keep insured all of its property at an insurable value in accordance with the requirements listed on Exhibit C attached hereto.

4.3       Financial Statements. Furnish to the Bank:

(a)       As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Borrower’s balance sheet and income statement for the year ended, audited by a certified public accountant.

(b)       As soon as available, but in no event later than forty-five (45) days of the end of each quarter, Borrower’s balance sheet and profit and loss statement for the period ended.

(c)       As soon as available, but in no event later than thirty (30) days of the end of each quarter, Borrower’s Compliance Certificate in the form of Exhibit D attached hereto.

(d)       Such other information as the Bank may reasonably request from time to time.

4.4       Access to Records. Permit any person designated by Bank, at Bank's expense, upon reasonable notice and during normal business hours, to visit and inspect any of its properties, books and financial records and to discuss the Borrower’s affairs, finances and accounts with the Borrower, all at such reasonable times and as often as Bank may reasonably request.

4.5       Taxes, Assessments and Charges. Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer's contributions and other governmental charges imposed upon or asserted against the Borrower’s income, profits, properties and rental charges or otherwise which are or might become a lien charged upon the Borrower’s properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on the Borrower’s books with respect thereto.

4.6       Notification of Changes. Promptly notify the Bank of:

(a)       Any litigation threatened in writing which could reasonably be expected to materially and adversely affect the Borrower or any of its properties;

(b)       The occurrence of any Event of Default under this Agreement or any event of which the Borrower has knowledge and which, with the passage of time or giving of notice or both, would constitute an Event of Default under this Agreement.

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(c)       Any material adverse change in the operations, business, properties, assets or conditions, financial or otherwise, of the Borrower which could reasonably be expected to adversely and materially affect the Borrower’s ability to perform its obligations under the Loan Documents.

4.7       Existence. Maintain its corporate existence and conduct the same general type of business as is now being carried on or reasonably related thereto and continue compliance with all applicable statutes, laws, rules and regulations except to the extent such noncompliance or violation would not have a material adverse effect on the Borrower’s business or property.

4.8       Books and Records. Keep true and accurate books of records and accounts in accordance in all material respects with generally accepted accounting principles.

4.9       Reimbursement of Expenses. Promptly reimburse the Bank for any and all reasonable and documented out-of-pocket expenses, fees and disbursements, including out-of-pocket attorneys' fees, incurred in connection with the preparation and performance of this Agreement and the instruments and documents related thereto, and all reasonable and documented out-of-pocket expenses of collection of any loans made or to be made hereunder, including reasonable attorneys' fees.

4.10       Pension Plans. Maintain all pension, profit sharing and similar benefit plans in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended.

4.11       Debt Service Coverage Ratio. Maintain a Debt Service Coverage Ratio of not less than 1.20 to 1 as of the end of each fiscal year for the fiscal year then ended.

For the purposes hereof,

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(a)       “Debt Service Coverage Ratio” shall mean the ratio of Cash Available for Debt Service to Debt Service.

(b)       “Cash Available for Debt Service” shall mean Borrower’s net income, plus the sum of (i) interest expense; plus (ii) depreciation, amortization, and other non-cash expenses; minus (iii) all dividends and distributions, all determined in accordance with generally accepted accounting principles consistently applied.

(c)       “Debt Service” shall mean the sum of (i) all obligations of the Borrower for interest on its indebtedness; plus (ii) all obligations of the Borrower for payment of principal on its indebtedness within such fiscal year, all determined in accordance with generally accepted accounting principles consistently applied.

4.12       Debt to Cash Flow Ratio. Maintain a Debt to Cash Flow Ratio of not greater than 2 to 1 measured as of the end of each of Borrower’s fiscal quarters for the trailing twelve (12) month period.

For the purposes hereof:

(a)       “Debt” means the sum of: (i) the outstanding balance of the Borrower’s funded debt; plus (ii) all outstanding commitments to fund additional debt (including without limitation, the amount of the Revolving Note that remains unfunded).

(b)       “Cash Flow” means Borrower’s net income plus the sum of: (i) interest expense; (ii) depreciation; (iii) taxes; and (iv) amortization and other non-cash expenses, all determined in accordance with generally accepted accounting principles consistently applied.

4.13       Account. Maintain its primary Money Market and depository accounts with the Bank.

4.14       Repayment of Excess Borrowings. Promptly pay to the Bank any amounts outstanding on the Note that are in excess of the Maximum Available Borrowings.

5.       Negative Covenants. The Borrower hereby covenants and agrees with the Bank that so long as any amount shall remain unpaid on the Note or so long as Bank has any obligation to make advances or to issue any Letter(s) of Credit hereunder, the Borrower will not:

5.1       Merge, Consolidate or Sell. Merge or consolidate with or into any other entity or entities or transfer, lease or sell all or substantially all of the Borrower’s property and business, other than in the ordinary course of business.

5.2       Default on Other Obligations. Default upon or fail to pay any of the Borrower’s other indebtedness for borrowed money or material obligations as the same mature, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established with respect thereto.

5.3       Liens and Encumbrances. Create, assume, incur or suffer to exist any pledge, mortgage, assignment or other lien or encumbrance of any kind, or upon any of its property of any kind, whether now owned or hereafter acquired, or of or upon the income or profits therefrom except for (hereinafter, the “Permitted Encumbrances”):

(a)       Liens for taxes, assessments and other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings diligently conducted, against which required reserves have been set up;

(b)       Liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other similar laws or to secure the performance of statutory obligations of a like nature (exclusive of obligations for the payment of money borrowed);

(c)       Liens imposed by law in connection with transactions in the ordinary course of business, such as liens of carriers, warehousemen, mechanics and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, against which adequate reserves have been set up;

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(d)       Landlords' liens under authorized leases to which the Borrower is a party; and

(e)       Zoning restrictions, licenses and minor encumbrances and irregularities in title, all of which in the aggregate do not materially detract from the value of the property involved or materially impair their use in the operation of Borrower’s business; and

(f)       Purchase money security interests to secure obligations to lenders (or lessors under capital leases) incurred to purchase (or lease with an option to purchase) equipment necessary to operate the Borrower’s businesses; and

(g)       Liens in favor of the Bank or as disclosed on Exhibit B; and

(h)       Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default under Section 6.1(e) hereof; and

(i)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; and

(j)       Liens arising from precautionary UCC financing statements (or similar filings under other applicable law) regarding operating leases or consignment or bailee arrangements; and

(k)       Liens of financial institutions (solely in their capacity as such) on Borrower’s deposit or investment accounts arising solely by virtue of any contractual provision relating to banker’s liens, rights of set off or similar rights; and licenses and sublicenses granted by Borrower and leases and subleases (by Borrower as lessor or sublessor) to third parties in the ordinary course of business not interfering in any material respect with the business of Borrower; and

(l)       Liens incurred in connection with the extension, refinancing, renewal or modification of the Indebtedness secured by Liens of the type described in clauses (a) to (k) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase; and

(m)       Liens that secure obligations other than the indebtedness hereunder in an aggregate amount not to exceed $400,000.00 at any time outstanding.

5.4       Fiscal Year. Change its fiscal year.

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6.       Defaults.

6.1       Event of Default. Any one or more of the following events shall constitute an Event of Default:

(a)       Payment. The Borrower shall fail to pay the Note upon the terms and conditions therein set forth or fail to pay any fees or expenses payable pursuant hereto and such failure shall continue unremedied for ten (10) days; or

(b)       Other Covenants or Agreements Herein. The Borrower shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement, the Security Agreement, or in any other documents or agreement delivered pursuant hereto or in connection herewith and such default shall continue for a period of thirty (30) days after written notice thereof shall have been given by Bank to the Borrower; or

(c)       Insolvency. The Borrower shall (i) become insolvent or unable to pay its debts generally as they mature, (ii) suspend business, (iii) make a general assignment for the benefit of the creditors, (iv) admit in writing its inability to pay its debts generally as the mature, (v) file a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State thereof, (vi) consent to the appointment of a trustee or receiver for the Borrower for a substantial part of its property, (vii) be adjudicated a bankrupt or an involuntary petition in bankruptcy, (viii) take any action for the purpose of effecting or consenting to any of the foregoing, or (ix) have an order, judgment or decree entered appointing, without the Borrower’s knowledge for a substantial part of its property, or approving a petition filed against the Borrower seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State hereof, which order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry; or

(d)       Representations and Warranties. If any representation or warranty contained in this Agreement any other document or any letter or certificate furnished or to be furnished to the Bank proves to be false in any material respect as of the date the Agreement or such documents is executed or at the time such letter or certificate is delivered to Bank; or

(e)       Judgments. Judgments against the Borrower for the payment of money totaling in excess of $400,000.00 shall be outstanding for a period of thirty (30) days without a stay of execution.

6.2       Bank's Right on Default.

(a)       Upon the occurrence of an Event of Default and while it continues, Bank may, at its option and without notice: refuse to advance against the Note, accelerate amounts outstanding on the Note and demand immediate payment in full; take such other actions available under the terms of this Agreement, and the documents and agreements delivered pursuant hereto or in connection herewith or such actions as may otherwise be available in equity or at law. All remedies of the Bank shall be cumulative.

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(b)       In addition, upon an Event of Default or maturity of the Note, if the original Letter(s) of Credit have not been returned to the Bank without a drawing, the Bank may make demand upon the Borrower to, and forthwith upon such demand, the Borrower hereby irrevocably authorizes and directs the Bank to make an advance against the Note in the full amount of the Letter of Credit Obligations and deposit the proceeds of such advance in a non-interest bearing cash collateral account (the "Cash Collateral Account") to be maintained at the Bank an amount equal to the amount of the Letter of Credit Obligations. The Cash Collateral Account shall be in the name of the Borrower (as a cash collateral account) but under the sole dominion and control of the Bank. The Borrower hereby pledges to, and grants to the Bank a security interest in the Cash Collateral Account and all proceeds thereof, as security for the performance of the Letter of Credit Obligations and all other obligations now existing or hereafter arising of the Borrower to the Bank under this Agreement or any other Loan Document (collectively the "Obligations"). Neither the Borrower nor any person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account except upon the payment of all of the Obligations of the Borrower to the Bank. The Borrower agrees that it will not (a) sell or otherwise dispose of any interest in the Cash Collateral Account or any funds held therein, or (b) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to the Cash Collateral Account, except as provided in or contemplated by this Agreement. The Bank shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially similar to that which the Bank accords its own property, it being understood that the Bank shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect any such fund. The provisions of this Section shall survive payment of the Note and termination of this Agreement.

7.       Miscellaneous.

7.1       Binding Effect. The parties hereto agree that this Agreement shall be binding upon and inure to the benefit of their respective heirs, successors in interest and assigns including any holder of the Note, provided, however, that the Borrower or Bank may not assign or transfer its interest hereunder without the prior written consent of the other party (which, in the case of the Borrower, shall not be unreasonably withheld), provided that, upon the occurrence and during the continuance of an Event of Default, Borrower’s consent shall not be required for the assignment or transfer of any interest by Bank; and provided further, that any assignment of all the Bank's interests hereunder and under the other Loan Documents (except for sales of participations contemplated by Section 7.2 hereof) shall not be binding upon the Borrower unless and until the Borrower has received written notice of such assignment.

7.2       Participations. The Borrower acknowledges that the Bank may sell one or more participations in the loan evidenced hereby to other financial institutions; provided, that Bank shall remain solely responsible for the performance of its obligations under this Agreement and the other Loan Documents and the Borrower shall continue to deal solely and directly with Bank in connections with Bank’s rights and obligations under this Agreement and the other Loan Documents. No party purchasing a participation from the Bank shall be a third-party beneficiary of any agreement between the Bank and its counsel to render legal services in connection with the negotiation or preparation of the documents evidencing or securing this loan or in connection with the enforcement of the Bank’s remedies hereunder.

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7.3       Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the Note, and any other documents delivered herewith shall be construed in accordance with and governed by the laws of the State of Minnesota. The Borrower hereby consents to the jurisdiction of the courts of the State of Minnesota for any actions brought hereon or on the Note.

7.4       Notices. Any notices required or contemplated hereunder shall be effective the third business day after the placing thereof in the United States mails, certified mail and with return receipt requested, postage prepaid, and addressed as follows:

If to Borrower:	Clearfield, Inc.
7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
Attn: Legal Department

If to Bank:	Bremer Bank, National Association
1995 Rahncliff Court
Eagan, Minnesota 55123
Attn: Laura J. Helmueller

With a copy to:	Christoffel & Elliott, P.A.
1111 UBS Plaza
444 Cedar Street
St. Paul, Minnesota 55101-2129
Attn: James F. Christoffel

7.5       Offset. The Borrower hereby grants to the Bank a security interest in all accounts of the Borrower with the Bank to secure Borrower’s obligations hereunder and under the Note. Upon the occurrence of an Event of Default, Bank is authorized at any time and from time to time, with contemporaneous notice to the Borrower, to set off any and all deposits, and any other indebtedness at any time held or owing by Bank, to or for the credit or the account of the Borrower, against the obligations and liabilities of the Borrower to Bank under this Agreement and the Note.

7.6       No Waivers. No failure or delay on the part of Bank in exercising any right, power or privilege hereunder and no course of dealing between the Borrower and Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.7       Headings. The headings of various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

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7.8       Amendment and Waiver. Neither this Agreement nor any provision hereof may be modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

7.9       USA PATRIOT Act Notice. The Bank (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Bank to identify Borrower in accordance with the USA Patriot Act.

7.10       Compliance With Anti-Terrorism, Embargo, Sanctions and Anti Money Laundering Laws. The Borrower shall (a) comply in all material respects with all laws and regulations of the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Note to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply in all material respects with all applicable Bank Secrecy Act, USA Patriot Act, or any other Anti-Terrorism Law and regulations, as amended. . Upon the Bank’s written request, from time to time during the term of the Note, the Borrower shall certify in writing to the Bank that the representations, warranties and obligations made in this Section 7.10 remain true and correct and have not been breached. The Borrower shall also reimburse the Bank for any reasonable and documented out-of-pocket expense incurred by the Bank in evaluating the effect of such an event on the Property and the Bank’s interest in the Property and in complying with all Requirements of Law applicable to Borrower or the Bank as the result of the existence of such an event and for any penalties or fines imposed upon Borrower or the Bank as a result thereof. The Borrower agrees to execute and deliver to the Bank, from time to time, such further documents and certifications as may be reasonably requested, necessary to Borrower to implement, enforce, investigate, and undertake the warranties, representations, covenants and promises made herein. Requirements of Law shall mean the requirements of: (a) the organizational documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Agency, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such person or to which such person, any of the Property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy, and subdivision of real property.

7.11.       Counterparts. This Agreement may be signed in any number of counterparts, including electronic and facsimile counterpart signatures, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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Executed as of the year and day first above written.

Clearfield, Inc.

By /s/ Daniel R. Herzog
Daniel R. Herzog
Its Chief Financial Officer/Secretary

Bremer Bank, National Association

By /s/ Laura J. Helmueller
Laura J. Helmueller
Its Senior Vice President

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EXHIBITS

A.	Note

B.	Exceptions to 3.3, 3.5 and 5.3

C.	Insurance Requirements

D.	Compliance Certificate

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EXHIBIT A

REVOLVING CREDIT PROMISSORY NOTE

$40,000,000.00	Eagan, Minnesota
Due: April 27, 2025	April 27, 2022

FOR VALUE RECEIVED, the undersigned, Clearfield, Inc., a Minnesota corporation, promises to pay to the order of Bremer Bank, National Association, a national banking association (the "Bank"), at its offices in Eagan, Minnesota, the sum of FORTY MILLION AND NO/100THS DOLLARS ($40,000,000.00), or such lesser sum as may actually be owing under borrowings made pursuant to that certain Loan Agreement dated of even date herewith between the undersigned and the Bank ("Loan Agreement").

BUSINESS DAY. For the purposes hereof, a “Business Day” is a day that the New York Federal Reserve is open for business. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be effective the next succeeding business day, provided, however, payments scheduled to be made automatically from a Bank deposit account on the date the payment is due will be applied in reduction of this Note balance effective as of the scheduled payment date.

INTEREST CALCULATION PERIOD. Initially, the “Interest Calculation Period” shall mean the period commencing on April 27, 2022 and continuing up to but shall not include April 30, 2022. Thereafter, each interest Calculation Period shall commence on the first (1st) day of each month and shall continue up to, but shall not include the first (1st) day of the immediately following month.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the CME one-month term SOFR published by CME Group Benchmarks Administration Limited (or a successive administrator designated by the relevant authority) for the date that is two U.S. Government Securities Business Days prior to the Reset Date (the “index”). The index is not necessarily the lowest rate charged by the Bank on its loans. The Bank will tell the undersigned the current index rate upon the undersigned’s request. The interest rate change will not occur more often than each month.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United states government securities.

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REVOLVING CREDIT PROMISSORY NOTE

Page Two

$40,000,000.00	Eagan, Minnesota
Due: April 27, 2025	April 27, 2022

Rate Change Effective Date. Each change in interest rate shall be effective as of each payment date (the “Reset Date”).

The undersigned understands that the Bank may make loans based on other rates as well. The index currently is 0.669% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate of 1.85 percentage points over the index (the “Margin”), resulting in an initial rate of 2.50% per annum based on a year of 360 days. Notwithstanding anything herein to the contrary, if the Bank determines in good faith (which determination shall be conclusive, absent manifest error) that; (A) adequate and fair means do not exist for ascertaining CME one-month term SOFR: (B) CME one-month term SOFR does not accurately reflect the cost to the Bank of the loan; or (C) a Regulatory Change (as hereinafter defined) shall, in the reasonable determination of the Bank, make it unlawful or commercially unreasonable for the Bank to use CME one-month term SOFR as the index for purposes of determining the Interest Rate, then: (i) CME one-month term SOFR shall be replaced with an alternative or successor rate or index chosen by the Bank in its reasonable discretion; and (ii) the Margin may also be adjusted by the Bank in its reasonable discretion, giving due consideration to market convention for determining rates of interest on comparable loans. “Regulatory Change” shall mean a change in any applicable law, treaty, rule, regulation or guideline, or the interpretation or administration thereof, by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary, or other authority having jurisdiction over the Bank or its lending office. Such an amendment to the terms of this Note will become effective and bind the undersigned 10 business days after the Bank gives written notice to the undersigned without any action or consent of the undersigned. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding (but not including February 29 in leap years). All interest payable under this Note is computed using this method

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REVOLVING CREDIT PROMISSORY NOTE

Page Three

$40,000,000.00	Eagan, Minnesota
Due: April 27, 2025	April 27, 2022

Under no circumstances will the interest rate on this Note be less than 1.80% per annum or more than the maximum rate allowed by applicable law.

From and after the date hereof this Note shall be payable as follows:

(a)       Interest only shall be due and payable on the first (1st) day of each month commencing May 1, 2022 and continuing on the first (1st) day of each month thereafter; and

(b)       All unpaid principal and interest accrued thereon shall be due and payable in full on April 27, 2025.

All payments under this Note shall be applied initially against accrued interest and thereafter in reduction of principal.

If a payment is ten (10) days or more late, the undersigned will be charged 5.000% of the unpaid portion of the regularly scheduled payment. The undersigned shall pay this late charge fee on demand, however, collection of the late charge fee shall not be deemed a waiver of the Bank’s right to declare an Event of Default, as defined in the Loan Agreement, and exercise its rights and remedies as provided in the Loan Agreement.

Upon the occurrence and during the continuance of an Event of Default, including failure to pay upon final maturity, the interest rate on this Term Note shall be increased by adding an additional 2.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

This Note may be prepaid at any time without premium or penalty.

This Note is issued in connection with the Loan Agreement and is secured by that certain Security Agreement executed by the undersigned and dated of even date herewith and in favor of the Bank (collectively, the "Loan Documents"). The holder hereof shall have all the advantages of the Loan Documents. The Loan Documents are incorporated herein by reference as if fully set forth herein and reference to the Loan Agreement is hereby made for a statement of the terms and conditions under which the indebtedness evidenced hereby was incurred, under which borrowings hereunder may be limited and under which the amounts outstanding hereunder may be accelerated.

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REVOLVING CREDIT PROMISSORY NOTE

Page Four

$40,000,000.00	Eagan, Minnesota
Due: April 27, 2025	April 27, 2022

So long as no Event of Default (as defined in the Loan Agreement) and no event which would be an Event of Default on the giving of notice, lapse of time or both, has occurred and is continuing and subject to compliance with all the terms and conditions of this Note and the Loan Agreement, the undersigned may borrow, repay and reborrow regardless of the accumulative amount of advances hereunder up to the " Maximum Available Borrowings" specified in the Loan Agreement.

Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived. In the Event of Default, as set forth above, the undersigned agrees to pay costs of collection and reasonable attorneys' fees.

The undersigned hereby submits itself to the jurisdiction of the courts of the State of Minnesota and the Federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of this Note, waive any argument that venue in such forums is not convenient and agree that any action instituted by it shall be venued in such forums.

Clearfield, Inc.

By
Daniel R. Herzog
Its Chief Financial Officer/Secretary

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EXHIBIT B

EXCEPTIONS TO SECTIONS 3.3, 3.5 AND 5.3

As to Sections 3.3 and 5.3:

	Goods	Financing
Creditor	Covered	Statement

MUFG Union Bank, N.A.	Specific Receivables	#1236046200379

As to Section 3.5:

(Subsidiaries)

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EXHIBIT C

INSURANCE REQUIREMENTS

(a)       Borrower shall insure and keep insured the Collateral, as defined in the Security Agreement, and each and every part thereof with the following insurance policies:

(i)       Property insurance insuring against all risks of loss to the Collateral customarily covered by “Causes of Loss—Special Form” policies, including the perils of acts of terrorism, wind/hail and named windstorm, in an amount at least equal to one hundred percent (100%) of the replacement cost value of the Collateral, without deduction for physical depreciation, with (A) a maximum deductible of $25,000; and (B) a provision that claims be settled on a replacement cost valuation basis;

(ii)       Equipment breakdown insurance in an amount equal to one hundred percent (100%) of the replacement cost value of the Collateral, (A) with a maximum deductible of $25,000 and (B) provide that claims will be settled on a replacement cost valuation basis. If coverage is provided via a separate policy than the coverage in clause (i) above, both policies shall include a joint loss agreement;

(iii)       Business income insurance, including extra expense coverage, that provides coverage upon the occurrence of any of the perils in clauses (i) and (ii) above as applicable to the Collateral in an amount equal to the anticipated gross income for a minimum of twelve (12) months with an extended period of indemnity endorsement for a period of at least one hundred eighty (180) days and a maximum deductible of $25,000 or a seventy-two (72) hour waiting period;

(iv)       Commercial general liability insurance, including terrorism, for bodily injury, death and property damage and contractual liability in an amount of not less than the greater of (A) $1,000,000 per occurrence and $2,000,000 in the aggregate, per location or (B) the highest amount of coverage required to be carried by Borrower under the terms of any contractual obligation, with a maximum deductible or self-insured retention of $25,000;

(v)       Commercial automobile liability insurance, if the Collateral involves the business use of any cars, trucks or vans, in an amount not less than a combined single limit of $1,000,000 each accident to include any auto or at a minimum all owned and non-owned autos;

(vi)       Umbrella or excess liability insurance consistent with the terms of the coverage carried pursuant to clauses (iv) and (v) in an amount of not less than the greater of (A) $5,000,000 per occurrence or, (B) the highest amount of coverage required to be carried by Borrower under the terms of any contractual obligation, with a maximum deductible or self-insured retention of $25,000; and

(vii)       Such other insurance coverage as may from time to time be required by the Bank (A) by reason of changes to the use or known physical (including environmental) or legal characteristics of the Collateral or (B) consistent with the Bank’s practices applicable to loans secured by similar collateral.

(b)       All insurance policies required pursuant to Sections 1.4 and 4.2 shall: (i) be in amounts and form to comply with all provisions of the Loan Agreement; (ii) be issued by companies satisfactory to the Bank with a minimum A.M. Best Financial Strength rating of “A-“ and Financial Size Category of “IX”; (iii) be for a policy term of not less than one year; (iv) name Borrower (with proper legal name) as Named Insured, Additional Named Insured or Additional Insured; and (v) only contain exclusions to coverage that are acceptable to the Bank.

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(c)       All insurance policies required pursuant hereto shall include: (i) lender’s loss payable endorsement for all property insurance and business interruption insurance; (ii) either an agreed amount endorsement (to avoid the operation of any coinsurance provisions) or a waiver of any coinsurance or similar provisions, and (iii) a provision requiring not less than ten (10) days’ prior written notice to the Bank of any nonrenewal or cancellation for non-payment of premium and not less than thirty (30) days’ prior written notice of cancellation for any other reason.

(d)       All liability insurance policies required pursuant hereto shall: (i) name the Bank as an additional insured, (ii) be written on an occurrence basis form, and (iii) require the carrier to endeavor to provide not less than ten (10) days’ prior written notice to the Bank of any nonrenewal or cancellation for non-payment of premium and not less than thirty (30) days’ prior notice of cancellation for any other reason.

(e)       The insurance policies required herein may be satisfied by individual policies covering only the Collateral or by blanket policies covering the Collateral and other locations. If blanket policies are utilized, then (i) coverage needs to be equivalent or better than coverage that would be provided on a scheduled policy, (ii) a statement of values must be provided in an electronic spreadsheet for all properties covered by the blanket property coverage limit, which shall include, at a minimum, information as to the city, state, and value for each coverage type for each location, (iii) any Margin Clause, Per Location Limitation of Liability provision or similar clause tying the property coverage limit to a reported value must not reduce coverage on the Secured Property to less than one hundred percent (100%) of its insurable replacement value, (iv) the full blanket limit(s) must be reinstated following any loss, (v) if a layered policy program is utilized, all layers must coordinate to eliminate any gaps in coverage, and (vi) coverage may only include properties owned by Borrower and its affiliates.

(f)       The following evidence of the required property coverage shall be delivered to the Bank at least fifteen (15) days prior to the current policy expiration: (i) a complete copy of the insurance policy, including all policy forms and endorsements; or (ii) an ACORD 28 (2003 version providing all of the rights and privileges of the policy), or a similar proprietary version. If (i) or (ii) cannot be provided prior to the current policy expiration, an ACORD 28 (Information Only version), or a similar proprietary version or an ACORD 75 Binder that includes all insurance requirements listed above, will be accepted temporarily until a complete copy of the policy can be provided, but no later than the Binder expiration or ninety (90) days, whichever is earlier.

(g)       The following evidence of the required liability coverage shall be delivered to the Bank at least fifteen (15) days prior to the current policy expiration: (i) a complete copy of the insurance policy, including all policy forms and endorsements; or (ii) an ACORD 25 Certificate of Liability Insurance, in addition to the required Additional Insured endorsements. If (i) or (ii) cannot be provided prior to the current policy expiration, an ACORD 25 Certificate of Liability Insurance, or similar proprietary form or an ACORD 75 Binder that includes all insurance requirements above will be accepted temporarily until a complete copy of the policy or the required endorsements can be provided, but no later than the Binder expiration or ninety (90) days, whichever is earlier.

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If property or liability coverage is provided via a multi-year policy, new certificates of insurance must be provided annually during the interim years of the policy and must note all current coverage limits and/or changes to coverage on the Collateral since policy inception.

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EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	Bremer Bank, National Association, a national banking association ("Bank")

Pursuant to that certain Loan Agreement dated April 27, 2022 by and between Clearfield, Inc., a Minnesota corporation (the "Borrower") and the Bank, and any amendments thereto and extensions thereof ("Loan Agreement"), the Borrower hereby:

A.       repeats and reaffirms to the Bank each and all of the representations and warranties made by the Borrower in the Loan Agreement and the agreements related thereto, and certifies to the Bank that each and all of said warranties and representations are true and correct in all material respects as of the date hereof; and

B.       Certifies that the following computations of financial covenants and tests contained in the Loan Agreement and related documents are as follows:

Debt Service Coverage Ratio:

a)	Cash Available for Debt Service	____________________
b)	Debt Service	____________________
c)	Ratio (a divided by b)	____________________

Required:	Not less than 1.20 to 1 as of the end of each fiscal year for the fiscal year then ended (Section 4.11)

Debt to Cash Flow:

a)	Debt	____________________
b)	Cash Flow	____________________
c)	Debt to Cash Flow	____________________
(a divided by b)

Required:	Not to exceed 2.00 to 1.00. This ratio will be evaluated as of the end of each fiscal year end (Section 4.12).

All capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Agreement.

The undersigned further confirms that no Event of Default has occurred or is continuing and no event which with the giving notice or the passage of time or both would mature into an Event of Default has occurred or is continuing.

Clearfield, Inc.

By_____________________________
Its_____________________________

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